Exhibit 10.1
OCCIDENTAL PETROLEUM CORPORATION
RETIREMENT POLICY
Purpose
The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Occidental Petroleum Corporation (the “Company”) has adopted this Retirement Policy (as the same may be amended from time to time, this “Policy”) effective as the Effective Date set forth above. This Policy is designed to establish general guidelines and principles with respect to the retirement of Company executives as selected by the Committee (the “Key Executives”) and to support the Company’s succession planning and talent development strategy. This Policy is administered by the Committee or, solely with respect to Key Executives who are not designated as “officers” by the Board for purposes of Section 16 of the Exchange Act, by the Company’s Chief Executive Officer in her capacity as a member of the Board (as applicable, the “Administrator”). Capitalized terms used but not defined herein shall have the meanings set forth in the Amended and Restated Occidental Petroleum Corporation 2015 Long-Term Incentive Plan (as the same may be amended or replaced, the “Plan”).
Eligible Retirement
An “Eligible Retirement” for purposes of this Policy means, unless otherwise determined by the Administrator, a Key Executive who retires in accordance with the Company’s general succession planning efforts after reaching (i) at least 60 years of age and (ii) 10 years of eligible service to the Company and its subsidiaries,* so long as such Key Executive (A) provides six months’ prior written notice of such executive’s intent to retire, (B) cooperates with the transition of such executive’s role as requested by the Company and (C) complies with any restrictive covenants applicable to such executive.
*If a Key Executive became a Company employee due to the Company’s purchase, merger or transfer of any unit, operation or business, the Key Executive’s eligibility is subject to attaining a minimum of five years of service directly with the Company.
Retirement Benefits
Subject to approval of the Administrator and compliance with the Company’s Golden Parachute Policy, a Key Executive will be eligible to receive the following retirement benefits in the event of the Key Executive’s Eligible Retirement following such executive’s execution and non-revocation of a separation agreement that includes a release of claims in favor of the Company and its affiliates, which separation agreement may include confidentiality, non-competition and non-solicitation covenants:
•Accelerated full vesting of all outstanding long-term incentive awards, with any performance-based awards subject to actual performance; and
•A pro-rated annual bonus for the year in which such Eligible Retirement occurs, subject to actual performance, payable at the time annual bonuses for such year are paid to other executives of the Company, and pro-rated based on days employed during the performance period in which such Eligible Retirement occurs.
For the avoidance of doubt, unless otherwise determined by the Administrator, a Key Executive will not be granted any new long-term incentive awards following the Company’s receipt of notice of an intention to retire and will not receive any additional cash severance payments in the event of an Eligible Retirement under this Policy.
Effective Date: November 2, 2022